EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Offering Statement on Form S-1 of our report dated December 6, 2021, except for note 15, as to which date is January 11, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, relating to the consolidated financial statements of Corphousing LLC and Affiliate as of and for the years ended December 31, 2020 and 2019. We also consent to the reference to our firm under the heading "Experts" appearing therein.

Grassi & Co., CPAs, P.C.

Jericho, New York

January 31, 2022